Exhibit 99.9

SECOND AMENDMENT

TO THE

HUNTINGTON INGALLS INDUSTRIES, INC.

FINANCIAL SECURITY AND SAVINGS PROGRAM

This amendment to the October 1, 2015 restatement of the Huntington Ingalls Industries, Inc. Financial Security and Savings Program (the “Plan”) is intended to make certain technical changes in connection with a request for a favorable determination letter on the tax qualification status of the Plan by Huntington Ingalls Industries, Inc. and pursuant to such letter issued by the Internal Revenue Service on November 14, 2017.

Effective as of March 31, 2011, unless otherwise indicated, the Plan is amended as follows:

I.    Section 4.02 the Plan is amended by deleting it in its entirety and replacing it with the following:

“Section 4.02 Catch-Up Contributions. In accordance with, and subject to the limitations of Code Section 414(v) and the regulations issued under that Section:

(a)    All Employees who are eligible to make elective deferrals under the Plan and who are projected to attain age 50 before the end of the tax year (“Catch-Up Eligible Participants”) may make an annual election to defer an amount in excess of the maximum contribution level provided in Section 4.01 up to the limits under Code Section 414(v) (“Catch-Up Contributions”).

(b)    If a Catch-Up Eligible Participant’s elective deferrals exceed the otherwise applicable limits on elective deferrals or annual additions of Code Section 401(a)(30) or 415(c), or Section 4.01 of the Plan, those deferrals shall be treated as Catch-Up Contributions.

Such Catch-Up Contributions shall be taken into account for purposes of determining Matched Deposits under the Plan, but shall not be taken into account for purposes of the Plan provisions implementing the required limitations of Code Sections 402(g) and 415(c). The Plan will not be treated as failing to satisfy Code Section 401(a)(4), 401(k)(3), 410(b), or 416, as applicable, because a Participant makes Catch-Up Contributions.”

II.    Section 8.12(f)(1) of the Plan is amended by deleting it in its entirety and replacing it with the following:

“(1)    Designated Beneficiary. The individual who is designated as the Beneficiary under the Plan and is the designated beneficiary under Code Section 401(a)(9) and Treasury Regulation Section 1.401(a)(9)-4.”

III.    Section B12 of the Plan is amended by deleting it in its entirety and replacing it with the following:

“Section B.12 Aggregation Group. For any Determination Date, the Aggregation Group includes a plan or group of plans qualified under Code Section 401(a), 403(a), or 408(k) maintained by the Affiliated Companies (including plans which have terminated within the Test Period) which:

(a)    during the Test Period, or any of the four preceding Plan Years, had a Key Employee participant, or

(b)    during the Test Period, or any of the four preceding Plan Years, enabled any plan in which a Key Employee was a participant to meet the requirements of Code Section 401(a)(4) or 410, or

(c)    were selected by the Company for permissive aggregation (as long as inclusion of the permissive plans would not prevent the entire group of plans from continuing to meet the requirements of Code Section 401(a)(4) or 410).”

IV.    A new Section Gl.08 of the Plan is added as follows:

“Section G1.08 Non-Allocation Rules. The ESOP is not expected to purchase Qualifying Securities in a transaction subject to Section 1042 of the Code, but if the Plan does purchase Qualifying Securities in such a transaction, it will restrict allocations in accordance with Section 409(n) of the Code. No portion of the ESOP assets attributable to (or allocable in lieu of) Employer Stock acquired by the ESOP in a Section 1042 Sale may accrue (or be allocated directly or indirectly under any plan qualified under Section 401(a) of the Code maintained by any Affiliated Company) (1) during the Nonallocation Period for the benefit of any Nonallocation Participant, or (2) for the benefit of a 25-percent Shareholder. For purposes of this Section G 1.08, the capitalized terms set forth below have the following meanings:

(a) “Employer Stock” means employer securities (as defined in Section 409(1) of the Code) which are issued by a domestic C corporation that has no stock outstanding that is readily tradable on an established securities market, and were not received by the taxpayer in a distribution from a plan described in Section 401 (a) of the Code, or a transfer pursuant to an option or other right to acquire stock to which Sections 83, 422, or 423 of the Code applied (or to which Sections 422 or 424 of the Code (as in effect on the day before the date of the enactment of the Revenue Reconciliation Act of 1990) applied).

(b) “Section 1042 Sale” means a sale of Employer Stock to the ESOP in a transaction to which Section 1042 of the Code (pertains to the nonrecognition of gain) applies.

(c) “Nonallocation Period” means the period beginning on the date of the Section 1042 Sale and ending on the later of the date that is ten years after the date of the Section 1042 Sale, or the date of the plan allocation attributable to the final payment of acquisition indebtedness incurred in connection with the Section 1042 Sale.

(d) “Nonallocation Participant” means any Participant who makes an election under Section 1042(a) of the Code with respect to Employer Stock and any Participant who is related to such Participant within the meaning of Section 267(b) of the Code. “Nonallocation Participant” does not include any Participant who is a lineal descendant of a Participant who makes an election under Section 1042 of the Code if the aggregate amount allocated for the benefit of all such lineal descendants during the Nonallocation Period does not exceed more than five percent of the Employer Stock (or amounts allocated in lieu thereof) held by the ESOP that is attributable to a Section 1042 Sale by any person related to such descendants (within the meaning of Section 267(c)(4) of the Code).

(e) “25-percent Shareholder” means a Participant who owns more than twenty-five percent of any class of outstanding stock of the Company or any Affiliated Company. “25-percent Shareholder” also means a Participant who owns more than twenty-five percent of the total value of any class of outstanding stock of the Company or any Affiliated Company. The rules of Section 318(a) of the Code, without regard to the employee trust exception in Section 318(a)(2)(B)(i) of the Code, are used to calculate the ownership percentage. This definition is applicable at any time during either the one-year period ending on the date of sale of such stock to the ESOP, or on the date as of which Employer Stock is allocated to Participants.”

V.    A new Section G2.01 of the Plan is amended by deleting it in its entirety and replacing it with the following:

“Section G2.01 In General. The Board may direct that the ESOP obtain a loan to purchase Qualifying Securities or to repay a prior loan for the purchase of Qualifying Securities. Such loan must be primarily for the benefit of the Participants and their Beneficiaries.”

VI.    A new Section G10.05 of the Plan is added as follows:

“Section G10.05 Diversification Rights. At least three investment options other than Qualifying Securities shall be offered to Participants, which shall be diversified and have materially different risk and return characteristics. Participants shall have the opportunity. to divestment and reinvestment at least quarterly as set forth in Treasury Regulation Section 1.401 (a)(35)-l.”

VII.    Section G11.02 of the Plan is amended by deleting it in its entirety and replacing it with the following:

“Section G11.02 Timing of Distributions. The distribution of the vested portion of a Participant’s ESOP Account will be made at the same time as his or her distribution under the Plan, as soon as possible after the election of distribution; provided that, if the Participant elects the distribution will begin no later than one year after the close of the Plan Year in which the Participant separates from service by reason of the attainment of age 65, death, or becoming totally disabled; and no later than the close of the fifth Plan Year following the Plan Year in which the Participant separates from service for any reason other than attainment of age 65, death, or becoming totally disabled.

VIII.    In all respects not amended, the Plan is hereby ratified and confirmed.

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IN WITNESS WHEREOF, Huntington Ingalls Industries, Inc. has caused this amendment to be executed by its duly authorized representative on this 18 day of December, 2017.

HUNTINGTON INGALLS INDUSTRIES, INC.

By
William Ermatinger
Vice President and Chief Human Resources Officer